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EXHIBIT 12 (B)
                              NEVADA POWER COMPANY
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                    Year Ended December 31,
                                                              ------------------------------------------------------------------
                Amounts in 000's                                 2002         2001          2000          1999           1998
EARNINGS AS DEFINED:
          Income (Loss) From Continuing Operations
                   After Interest Charges                     $(219,898)    $  78,577     $   7,244     $  53,959      $  94,686
          Income Taxes                                         (131,784)       32,783        (9,386)       21,213         45,471
                                                              ---------     ---------     ---------     ---------      ---------
          Income (Loss) From Continuing Operations
                   before Income Taxes                         (351,682)      111,360        (2,142)       75,172        140,157

          Fixed Charges                                         140,911       114,015       103,933        97,734         81,238
          Capitalized Interest                                   (3,412)       (2,141)       (7,855)       (8,356)        (6,080)
          Preference Security Dividend Requirements
                   of Consolidated Subsidiaries                 (15,172)      (15,172)      (15,172)      (15,172)       (11,013)
                                                              ---------     ---------     ---------     ---------      ---------

                   Total                                      $(229,355)    $ 208,062     $  78,764     $ 149,378      $ 204,302
                                                              =========     =========     =========     =========      =========

FIXED CHARGES AS DEFINED:
          Interest Expensed and Capitalized (1)               $ 125,739     $  98,843     $  88,761     $  82,562      $  70,225
          Preference Security Dividend Requirements
                   of Consolidated Subsidiaries                  15,172        15,172        15,172        15,172         11,013
                                                              ---------     ---------     ---------     ---------      ---------

                   Total                                      $ 140,911     $ 114,015     $ 103,933     $  97,734      $  81,238
                                                              =========     =========     =========     =========      =========

RATIO OF EARNINGS TO FIXED CHARGES                                   --          1.82            --          1.53           2.51

          DEFICIENCY                                          $ 370,266     $      --     $  25,169     $      --      $      --

(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

         For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, and the portion of rental expense deemed to be attributable to interest. "Earnings" represent the aggregate of income (or loss) from operations before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest.